GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK A Stock Company [489 Fifth Avenue, 28th Floor] [New York, NY 10017] [1-877-723-8723]

Guaranteed Minimum Death Benefit Endorsement

Return of Premium Endorsement

PLEASE READ CAREFULLY.

Great-West Life & Annuity Insurance Company of New York (the “Company”) has issued this Return of Premium Endorsement as part of the Contract to which it is attached.

All provisions of the Contract that do not conflict with the Endorsement apply to this Endorsement. Where there is any conflict between the Endorsement provisions and the Contract provisions, the Endorsement provisions prevail. This Endorsement is available at Contract issue and cannot be terminated once selected.

As elected on the Application, this Contract has been issued with the Return of Premium Death Benefit Option:

DEATH BENEFIT: Guaranteed Minimum Death Benefit.

The death benefit payable will be the greater of:

•	the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any; or
•

the sum of Contributions applied to the Contract in both the Income Strategy and Investment Strategy as of the date the Request for payment is received, less the impact of partial withdrawals (Withdrawals up to the amount shown below, annually of the Annuity Account Value can be deducted from the Annuity Account Value to pay for asset management or advisory service fees associated with the Investment Account without being considered a partial withdrawal when calculating the Guaranteed Minimum Death Benefit), distributions, and Premium Tax, if any.

TERMINATION

This endorsement will terminate upon termination of the Contract.

ANNUAL REPORT

The Company will mail to the Owner at least once in each Contract year after the first, at the Owner’s last known address, a statement(s) showing the death benefit amount.

CHARGES: Mortality and Expense Risk Charge:        [.20%]

ASSET MANAGEMENT FEE WITHDRAWAL:            [1.5%]

The maximum election age for this Endorsement is [85] years old.

This Endorsement is issued to the Owner(s) as shown on the Contract Data Page. It takes effect on the Effective Date shown on the Contract Data Page.

Signed for Great-West Life & Annuity Insurance Company of New York on the issuance of the Endorsement.

[ ]	[ ]

[Richard Schultz],	[Andra. S. Bolotin],
[Secretary]	[President and Chief Executive Officer]